Exhibit 99.2

Via E-mail to Mr. Charles R. Rinehart, Chairman

November 2, 2015

Dear Mr. Rinehart,

As we discussed, I hereby resign from the MBIA Board of Directors, effective immediately.  It has been a pleasure to serve on the Board with you, the other Board members, and management, and I wish MBIA great success in the future.  Thank you for your leadership and I look forward to remaining in touch.

Regards,

Sean Carney